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                                                                     EXHIBIT 8.1

                  Form of Federal Tax Opinion of Foley Hoag LLP

                                                                 December , 2004

Benjamin Franklin Bancorp, M.H.C.
58 Main Street
P.O. Box 309
Franklin, Massachusetts 02038-0927

      Re:   U.S. Federal Income Taxation of Conversion

Ladies and Gentlemen:

      We have acted as counsel to Benjamin Franklin Bancorp, M.H.C. ("MHC"), a Massachusetts mutual holding company, in connection with the proposed conversion (the "Conversion") of MHC, a Massachusetts chartered mutual holding company, from mutual to stock form of ownership, in accordance with The Benjamin Franklin Bancorp M.H.C. Plan of Conversion adopted by MHC's Board of Trustees on October 28, 2004 (the "Plan"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

      We have examined the law and such papers, including the Plan, as deemed necessary to render these opinions. As to questions of fact material to our opinions we have relied upon representations set forth in the Plan (including the Exhibits), and such other documents pertaining to the transactions contemplated by the Plan as we have deemed appropriate and necessary. As to questions of fact material to our opinions, we have relied upon representations of MHC contained in a letter of even date addressed to us and attached to this letter (the "Letter of Representation"), without undertaking to verify the same by independent investigation.

      In our examination we have assumed that (i) the transactions contemplated by the Plan will be consummated in accordance with the terms of the Plan; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or

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Benjamin Franklin Bancorp, M.H.C.
December , 2004

assumptions upon which this opinion is based; and (viii) the business reasons for the Conversion will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c).

      The opinions rendered herein are based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service (the "IRS"), as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the IRS or any court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

      We express no opinion as to the federal income tax consequences of the Conversion other than those described below, if any, as to any tax consequences under the laws of any jurisdiction other than the United States, or as to the effect of the Conversion on prior transactions, or as to any matter not specifically addressed below.

      Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that the Conversion will constitute or be part of a reorganization within the meaning of section 368(a) of the Code.

      We undertake no responsibility to update or supplement our opinion. We are furnishing this letter to you in support of the information set forth under the heading "Tax Aspects of the Conversion and the Chart Bank Acquisition" in the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under such heading in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted, or otherwise referred to for any other purpose, and may not be relied upon by any person or entity other than you, without our prior written consent. For purposes only of compliance with Treasury Regulation Section 1.6011-4T(b)(3)(i), we hereby agree that you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Conversion and all materials of any kind, including this opinion letter any other tax analyses, that we have provided to you relating to such tax treatment and tax structure; provided, however, that any such information relating to the tax treatment or tax structure must be kept confidential to the extent necessary to comply with applicable securities laws.

                                                  Very truly yours,

                                                  Foley Hoag llp

                                                  By: _________________
                                                      A Partner

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